UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2025

NEUROPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40337	22-3550230
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 N. Bernardo Avenue Mountain View, CA		94043
(Address of principal executive offices)		(Zip Code)

(650) 237-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NPCE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On January 8, 2025, NeuroPace, Inc. (“NeuroPace”) issued a press release announcing certain preliminary financial results, including unaudited revenue for the fourth quarter and year ended December 31, 2024 and cash and short-term investments and shares of common stock outstanding as of December 31, 2024. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. These preliminary estimates are not a comprehensive statement of the Company’s financial results for the year ended December 31, 2024 and have not been audited, reviewed, or compiled by its independent registered public accounting firm. The Company’s actual results may differ from these estimates due to the completion of the Company’s year-end closing and auditing procedures.

The foregoing information in this Item 2.02 (including the exhibit hereto) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2025, the Board of Directors (the “Board”) of NeuroPace increased the size of the Board from seven to eight directors and, upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Scott Huennekens as a director to fill the newly created vacancy, effective as of January 6, 2025. Mr. Huennekens will serve as a Class II director until the NeuroPace 2026 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Huennekens will also serve as a member of the Audit Committee of the Board.

There is no arrangement or understanding between Mr. Huennekens and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Huennekens and any of the Company’s other directors or executive officers. Mr. Huennekens has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In accordance with NeuroPace’s Non-Employee Director Compensation Policy (the “Policy”), Mr. Huennekens was granted a non-statutory stock option to purchase 15,507 shares of NeuroPace’s common stock, with an exercise price per share equal to $11.93 per share. Subject to Mr. Huennekens’ continued service with us on each applicable vesting date, 1/36th of the shares subject to the option will vest on a monthly basis over the three-year period following the date of grant. The option is subject to the terms and conditions of NeuroPace’s 2021 Equity Incentive Plan and the related option agreement. Furthermore, Mr. Huennekens will be entitled to an annual cash retainer for his service in accordance with the Policy, which includes an annual retainer of $40,000 for serving on the Board and an additional annual retainer of $10,000 for serving as a member of the Audit Committee.

In connection with his appointment to the Board, Mr. Huennekens executed NeuroPace’s standard form of indemnification agreement.

Item 8.01	Other Events.

In connection with NeuroPace’s announcement of preliminary financial results, the company also provided a business update on its NAUTILUS pivotal trial, which is on track to complete the required one-year follow-up of subjects in March 2025, with the data lock and subsequent trial data analysis commencing in the second quarter of 2025. The trial is designed to evaluate the safety and effectiveness of the RNS System as a potential treatment for patients 12 years and older with drug-resistant idiopathic generalized epilepsy.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 8, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuroPace, Inc.

Dated: January 8, 2025	By:	/s/ Rebecca Kuhn
Rebecca Kuhn
Chief Financial Officer and Vice President, Finance and Administration